NewsLine

February 5, 2019

TO ALL MEMBERS:

BOARD OF DIRECTORS AUTHORIZES STOCK REPURCHASE

The Board of Directors (“Board”) of the Federal Home Loan Bank of Cincinnati (“FHLB”) has authorized a $300 million redemption and repurchase of member Excess Stock. This repurchase is being undertaken for general capital management purposes and in accordance with Article VI.7 of the FHLB’s Capital Plan. The excess stock repurchase was based on members’ capital stock balances as of the close of business February 4, 2019.

Please note that only the portion of a member’s Excess Stock balance greater than its Protected Excess Stock amount is subject to the repurchase. While the FHLB used Members’ excess stock balances as of February 4, 2019 for purposes of determining the potential repurchase amount, the actual repurchase will not settle until the close of business on Monday, February 11, 2019. The proceeds from any repurchased capital stock ($100 par value) will be available to wire out of the member’s FHLB demand deposit account on February 12, 2019.

For members affected by the repurchase, an initial estimate of the repurchase amount will be available under the Capital Stock report section of our Members Only website by the close of business today (https://www.fhlbcin.com/our-members/). If your institution has a repurchase, you will also be contacted by either your FHLB Marketing Representative or a member of our Capital Stock team to ensure your institution is aware of this action. The Members Only report will be titled Repurchase Notice. Any increase in your Advance, Funds & Rate Commitment, or Mortgage Purchase Program activity between today and next Monday, February 11, 2019 may result in a lower amount of excess stock to be repurchased as compared to the initial estimate. For members that do not have excess stock scheduled to be repurchased, the Repurchase Notice report will not be available.

If you have any questions regarding this NewsLine, please contact your Marketing Representative at 877-925-3452, or James C. Frondorf, First Vice President of Credit Services, at 800-828-4191.

Andrew S. Howell
President and CEO